EXHIBIT 99.1
                                               FOR FURTHER INFORMATION CONTACT:
                                                              Eugene F. Hovanec
                                                      Vice President, Finance &
                                                        Chief Financial Officer
                                                                 (805) 388-3700

FOR IMMEDIATE RELEASE

    Vitesse Semiconductor Corporation Announces Acquisition of Sitera, Inc.

         Acquisition broadens Vitesse's Network Processor capabilities for next generation multi service switches and routers


     Camarillo, CA - (April 19, 2000) - Vitesse Semiconductor Corporation (NASDAQ:VTSS) announced today that it has agreed to acquireof the equity interests of Sitera, Inc. ("Sitera") for $750 million in common stock. The transaction is expected to be completed in the quarter ending June 30, 2000. The Company expects the transaction to be accounted for as a pooling; however, pooling is not a condition to closing.

     Sitera was founded in November 1996 and is a pioneer in Intelligent Network Processing for service provider, carrier edge, and large enterprise markets. The Sitera Network Acceleration Platform is among the most comprehensive hardware/software solutions for network processing, including the network processor, an extensive library of networking software and an integrated development suite supporting DS3 through OC-48 data rates and Gigabit Ethernet. The Sitera solution provides for the ever increasing performance and rapidly changing services required by Internet switch/routers for traffic management, traffic classification, policy enforcement and guaranteed delivery. The Sitera Network Acceleration Platform allows network equipment manufacturers to rapidly introduce high performance systems with significant flexibility for implementing new services while decreasing the cost and development time compared to the traditional ASIC based approaches. The market for Network Processors is expected to be $2.9 billion by 2004, growing from $128 million in 1999, according to Cahners In-Stat Group of Scottsdale, Arizona.

     "The powerful capabilities of Sitera's Network Processors extend Vitesse's capabilities from OC-192 down to OC-3 and DS3 and provides significant flexibility to implement emerging services for Intelligent Edge Switches and Routers, ISP/ASP Service platforms and Core Optical Routers," said Lou Tomasetta, President and CEO of Vitesse. Sitera has assembled a very talented team, bringing additional networking and development expertise with innovative products to Vitesse, insuring our dominance in the emerging Network Processor markets," added Tomasetta.

     "We are pleased to be joining the world-class Vitesse team," said Steve Flannery, President and CEO of Sitera. "Together, we will provide the broadest Network Processor portfolio available, offering leading edge performance with extensive programmable services. Combining the PRISM network processor with the Vitesse switch fabric and physical layer components, positions Vitesse as the premier network solution provider."

     The information in this press release contains forward-looking statements, including statements with respect to the anticipated timing of the acquisition of Sitera and statements related to the market size and the potential advantages of the transaction to Vitesse and Sitera that are within the meaning of Section 21E of the Securities and Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which are subject to the "safe harbor" created by those sections. Investors are cautioned that such statements are only predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties including, but not limited to, the ability of the Company to conclude the acquisition as anticipated, the Company's ability to successfully integrate the acquisition and the successful development and market acceptance of Sitera products and the size of the market addressed by Sitera's products. For a more complete discussion of certain factors that could cause actual results to differ materially, please refer to the reports the Company files with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and Quarterly Report on Form 10-Q for the three months ended December 31, 1999.

     Vitesse Semiconductor is a world leader in the design, development, manufacturing and marketing of high bandwidth communications and Automatic Test Equipment (ATE) integrated circuits (ICS). The company's products address the needs of telecommunications, datacommunications and ATE equipment manufacturers who demand a combination of high speed, high complexity and lower power dissipation. Vitesse has headquarters in Camarillo, California, and manufactures volume ICs at its two fabrication facilities in Camarillo and Colorado Springs.